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                                                                   EXHIBIT 10.78

                          CADENCE DESIGN SYSTEMS, INC.
                              EMPLOYMENT AGREEMENT
                             WITH MICHAEL J. FISTER

      THIS AGREEMENT (this "Agreement") is made effective as of May 12, 2004 (the "Effective Date"), between CADENCE DESIGN SYSTEMS, INC., a Delaware corporation (the "Company"), and Michael J. Fister ("Executive").

      WHEREAS, the Company is engaged in the electronic design automation software business; and

      WHEREAS, the Company desires to secure the services of Executive as President and Chief Executive Officer, and Executive desires to perform such services for the Company, on the terms and conditions as set forth herein.

      NOW, THEREFORE, in consideration of the premises and of the covenants and agreements set forth below, it is mutually agreed as follows:

1.    TERM AND DUTIES.

      1.1 EFFECTIVE DATE. The Company hereby employs Executive and Executive hereby accepts employment pursuant to the terms and provisions of this Agreement commencing on the Effective Date. Executive thereafter shall be employed on an at will basis, meaning that either Executive or the Company may terminate Executive's employment at any time, with or without Cause (as defined in Section
4.2 hereof), in the manner specified herein.

      1.2   SERVICES.

            (a) Executive shall have the title President and Chief Executive Officer ("CEO"). Executive's duties will be assigned to Executive from time to time by the Board of Directors of the Company (the "Board"). Executive shall report directly to the Board.

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            (b)   During his employment with the Company as CEO, the Company shall recommend Executive's membership on the Board to the Board's Corporate Governance and Nominating Committee.

            (c) Executive shall be required to comply with all applicable company policies and procedures, as such shall be adopted, modified or otherwise established by the Company from time to time.

      1.3 SERVICES TO BE EXCLUSIVE. During his employment with the Company, Executive agrees to devote his full productive time and best efforts to the performance of Executive's duties hereunder. Executive further agrees, as a condition to the performance by the Company of each and all of its obligations hereunder, that so long as Executive is employed by the Company as CEO pursuant to the terms of this Agreement, he will not directly or indirectly render services of any nature to, otherwise become employed by, serve on the board of directors of, or otherwise participate or engage in any other business without the Company's prior written consent. Nothing herein contained shall be deemed to preclude Executive from (i) continuing to serve as a non-employee member of the Board of Directors of Autodesk, Inc. during the term of his employment with the Company, and (ii) having outside personal investments and involvement with appropriate community activities, or from devoting a reasonable amount of time to such matters, provided that they shall in no manner interfere with or derogate from Executive's work for the Company.

      1.4 OFFICE. The Company shall maintain an office for Executive at the Company's corporate headquarters, which currently are located in San Jose, California.

2.    COMPENSATION.

      The Company shall pay to Executive, and Executive shall accept as full consideration for his services hereunder, compensation consisting of the following:

      2.1 BASE SALARY. The Company shall initially pay Executive a base salary of Eight Hundred Thousand Dollars ($800,000) per year ("Base Salary"), payable in

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installments in accordance with the Company's customary payroll practices, less such deductions and withholdings required by law or authorized by Executive. The Board or the Compensation Committee of the Board (the "Compensation Committee") shall review the amount of the Base Salary from time to time, but no less frequently than annually. Any increase approved during the first four (4) months of the Company's fiscal year shall become retroactively effective as of the beginning of such fiscal year, and any increase approved thereafter shall become effective on the date determined by the Board or the Compensation Committee, as appropriate.

      2.2 BONUS. Executive shall participate in the Company's Senior Executive Bonus Plan or its successor (the "Bonus Plan") at an annual target bonus of one hundred percent (100%) of Executive's Base Salary (the "Target Bonus") for the Company's fiscal year with respect to which such bonus shall be determined pursuant to the terms of such Bonus Plan (the criteria for earning a bonus thereunder are set annually by the Compensation Committee). For fiscal 2004, Executive shall be guaranteed a bonus equal to the amount of annual Base Salary paid to Executive for the portion of the year that Executive was employed by the Company. The Board or the Compensation Committee shall review the amount of the Target Bonus from time to time, but no less frequently than annually. The Board or the Compensation Committee may choose, in its sole discretion, to approve a bonus payment in excess of 100% of Executive's Base Salary for any fiscal year.

      2.3   SIGN-ON BONUS.

      The Company shall pay Executive a sign-on bonus of $1,000,000, 50% of which shall be paid within thirty (30) days after the Effective Date and 50% of which shall be paid on the earliest to occur of:

      (i)   the date which is 180 days after the Effective Date,

      (ii) the termination of Executive's employment as the result of a Permanent Disability (as defined in Section 4.4 hereof) or death, and

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      (iii) the termination of Executive's employment without Cause (as defined in Section 4.2 hereof) or as a result of an event constituting a Constructive Termination (as defined in Section 4.3 hereof);

      provided, however, that Executive shall not receive any such payment if Executive voluntarily terminates his employment for any reason other than a Constructive Termination (as defined in Section 4.3 hereof) or is terminated for Cause (as defined in Section 4.2 hereof) before the applicable payment date.

      2.4   EQUITY GRANTS.

            (a) Inducement Grants. As an inducement to entering into this Agreement, Executive shall receive a grant of restricted stock and stock options on the Effective Date, as follows: (i) Executive shall be entitled to receive 600,000 shares of restricted stock pursuant to the Company's 1993 Nonstatutory Stock Incentive Plan and/or the Company's 2000 Nonstatutory Equity Incentive Plan, such grant of restricted shares to vest over three (3) years, with 33 1/3% of the shares vesting at the end of each full year of Executive's employment over the three-year period measured from the Effective Date, and be subject to such other terms and conditions as shall be documented in a restricted stock agreement, substantially in the form attached hereto as Exhibit A, which Executive shall execute and deliver to the Company concurrently with the grant of such shares; and (ii) Executive shall receive a grant of 3,000,000 options for Company common stock pursuant to the Company's 2000 Nonstatutory Equity Incentive Plan, such option grant to have an exercise price equal to the average of the high and low prices (as published by the NYSE) of Company stock on the date of grant, and to vest over four years, with 25% of the options vesting at the end of Executive's first full year of employment measured from the Effective Date and the remainder vesting over the next 36 months in equal amounts each month, and be subject to such other terms and conditions as shall be documented in the option grant

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agreement, which shall be in the Company's customary form to be executed and delivered by Executive concurrently with such grant.

            (b) Subsequent Grants. After the inducement grants described above, Executive shall be eligible to receive grants of either restricted stock or stock options, or both, as the Compensation Committee may determine from time to time. All stock options shall be granted at one hundred percent (100%) of the fair market value of the Company's common stock on the date of grant, except as otherwise mandated by applicable law or regulations. Any awards shall vest in accordance with the Company's vesting policy for additional grants to executive officers of the Company in effect on the date of the grant by the Compensation Committee, and shall contain such other terms and conditions as shall be set forth in the agreement documenting the grant.

      2.5 INDEMNIFICATION. In the event Executive is made, or threatened to be made, a party to any legal action or proceeding, whether civil or criminal, by reason of the fact that Executive is or was a director or officer of the Company or serves or served any other corporation or other person which is at least fifty percent (50%) or more owned by the Company or controlled by the Company in any capacity at the Company's request, Executive shall be indemnified by the Company, and the Company shall pay Executive's related expenses when and as incurred, all to the fullest extent not prohibited by law, as more fully described in the form of Indemnification Agreement attached hereto as Exhibit B.

3.    EXPENSES AND BENEFITS.

      3.1 REASONABLE AND NECESSARY BUSINESS EXPENSES. In addition to the compensation provided for in Section 2 hereof, the Company shall reimburse Executive for all reasonable, customary and necessary expenses incurred in the performance of Executive's duties hereunder. Executive shall first account for such expenses by submitting a signed statement itemizing such expenses prepared in accordance with the policy set by the Company for reimbursement of such expenses.

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The amount, nature and extent of reimbursement for such expenses shall always be subject to the control, supervision and direction of the Company's Chief Financial Officer, and/or its General Counsel, and the Board.

      3.2 BENEFITS. During Executive's full-time employment with the Company, pursuant to this Agreement:

            (a) Executive shall be eligible to participate in the Company's standard U.S. health insurance, life insurance and disability insurance plans, as such plans may be modified from time to time;

            (b) Executive shall be eligible to participate in the Company's qualified and non-qualified retirement and other deferred compensation programs pursuant to their terms, as such programs may be modified from time to time; and

            (c) Executive shall be eligible to participate in any other benefit plan or arrangement implemented for other executive officers of the Company for which he satisfies the same eligibility requirements applicable to those executive officers.

      3.3   RELOCATION BENEFITS.

            (a) During the first two weeks of Executive's employment with the Company, the Company shall reimburse Executive for reasonable and actual expenses incurred by him and his wife for travel, lodging and meals in connection with their temporary relocation to the San Jose, California area.

            (b) During the next three months of Executive's employment with the Company as CEO, the Company shall reimburse Executive for all (i) reasonable and actual costs associated with leasing a furnished apartment, and (ii) such other reasonable and actual relocation expenses agreed to by the Company.

            (c) During the next 24 months of Executive's employment with the Company as CEO, the Company shall provide Executive with (i) a $5,000 per month housing allowance, and (ii) reimbursement of such other reasonable and actual relocation expenses agreed to by the Company.

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            (d)   During the first two years of Executive's employment with the
Company as CEO, Executive shall be entitled to reimbursement for the reasonable and actual cost of moving his household goods and certain other personal items to the San Jose, California area pursuant to the terms of the Company's Domestic Relocation Policy then in effect.

            (e) If during the first five years of Executive's employment with the Company as CEO he sells his home in Portland, Oregon and/or buys a new home in the San Francisco/San Jose, California area (or any other location in proximity to the Company's then corporate headquarters), the Company (i) will reimburse Executive for his reasonable and documented closing costs (including title search, title insurance, transfer taxes, escrow fees, appraisals, points and other loan origination fees) associated with such sale and/or purchase and
(ii) will absorb and/or reimburse Executive for the broker's commission paid in connection with the sale of Executive's home in Portland, Oregon, provided that Executive complies and cooperates with the Company's Domestic Relocation Policy then in effect, including, but not limited to, using a third party reasonably satisfactory to the Company to handle such sale.

            (f)   To the extent any of the relocation benefits provided by this
Section 3.3 are included in Executive's gross income for tax purposes, Executive shall receive an additional amount equal to (x) the amount of the relocation benefits included in Executive's income (net of any related income tax deduction allowable to Executive for the underlying expenses) divided by the remainder of 1 minus TR (as defined below), minus (y) the amount included in Executive's income (as so netted). For purposes of this Section 3.3(f), "TR" shall equal the highest effective marginal tax rate taking into account all applicable federal, state and local income taxes (and reflecting the value of lost or phased out itemized deductions) and applicable employment taxes all assumed at the highest rate otherwise applicable to Executive.

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      3.4   SARBANES-OXLEY ACT LOAN PROHIBITION. To the extent that any company benefit, program, practice, arrangement, or any term of this Agreement would or might otherwise result in the Company's extension of a credit arrangement to Executive not permissible under the Sarbanes-Oxley Act of 2002 (a "Loan"), the Company will use reasonable efforts to provide Executive with a substitute for such Loan, which is lawful and of at least equal value.

4.    TERMINATION OF EMPLOYMENT AS CEO.

      4.1 GENERAL. Executive's employment by the Company as CEO under this Agreement shall terminate immediately upon delivery to Executive of written notice of termination by the Company, upon the Company's receipt of written notice of termination by Executive at least thirty (30) days before the specified effective date of such termination, or upon Executive's death or Permanent Disability (as defined in Section 4.4 hereof); provided, however, that only five (5) business days' written notice shall be required under this Section
4.1 in connection with Executive's voluntary termination of his employment in connection with a Constructive Termination (as defined in Section 4.3 hereof). In the event of such termination, except where Executive is terminated for Cause (as defined in Section 4.2 hereof) or as the result of a Permanent Disability or death, or where Executive voluntarily terminates his employment for any reason other than in connection with a Constructive Termination, and upon execution by Executive at or about the effective date of such termination of the Executive Transition and Release Agreement, in the form attached hereto as Exhibit C (the "Transition Agreement"), the Company shall provide Executive with the benefits set forth in the Transition Agreement.

      4.2 DEFINITION OF CAUSE. For purposes of this Agreement, "Cause" shall be limited to (1) Executive's gross misconduct or fraud in the performance of his services hereunder; (2) Executive's conviction or guilty plea or plea of nolo contendere with respect to any felony; (3) Executive's engaging in any material act of theft or other

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material misappropriation of company property in connection with his employment;
(4) Executive's material breach of this Agreement after written notice delivered to Executive identifying such breach and his failure to cure such breach, if curable, within thirty (30) days following delivery of such notice; (5) Executive's material breach of the Proprietary Information Agreement (as defined in Section 8 hereof) after written notice delivered to Executive identifying such breach and his failure to cure such breach, if curable, within thirty (30) days following delivery of such notice; or (6) Executive's material breach of the Company's Code of Business Conduct as such code may be revised from time to time after written notice delivered to Executive identifying such breach and his failure to cure such breach, if curable, within thirty (30) days following delivery of such notice. In no event may the Company terminate Executive's employment for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of at least a majority of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to Executive and an opportunity for Executive, together with Executive's counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Executive was culpable for the conduct constituting "Cause" and specifying the particulars thereof.

      4.3 CONSTRUCTIVE TERMINATION. Notwithstanding anything in this Section 4 to the contrary, Executive may, upon written notice to the Company, voluntarily end his employment upon or within ninety (90) days following the occurrence of an event constituting a Constructive Termination (but with at least five (5) business days' written notice to the Company) and be eligible for the benefits set forth in the Transition Agreement in exchange for executing and delivering that agreement in accordance with Section 9.3 hereof. For purposes of this Agreement, "Constructive Termination" shall mean:

            (a) a material adverse change, without Executive's written consent, in Executive's authority, duties, title or reporting relationship to the Board causing

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Executive's position to be of materially less stature or responsibility, after written notice delivered to the Company of such change and the Company's failure to cure such change, if curable, within thirty (30) days following delivery of such notice; provided, however, that such a material adverse change shall in all events be deemed to occur if Executive no longer serves as the Chief Executive Officer of a publicly traded company, unless Executive consents in writing to such change;

            (b) a reduction, without Executive's written consent, in Executive's Base Salary in effect on the Effective Date (or such higher level as may be in effect in the future) by more than ten percent (10%) or a reduction by more than ten percent (10%) in Executive's stated Target Bonus in effect on the Effective Date (or such greater Target Bonus amount as may be in effect in the future) under the Bonus Plan;

            (c) a relocation of Executive's principal place of employment by more than thirty (30) miles, unless Executive consents in writing to such relocation;

            (d) any material breach by the Company of any provision of this Agreement, after written notice delivered to the Company of such breach and the Company's failure to cure such breach, if curable, within thirty (30) days following delivery of such notice; or

            (e) any failure by the Company to obtain the assumption of this Agreement by any successor to the Company.

      4.4 PERMANENT DISABILITY. For purposes of this Agreement, "Permanent Disability" shall mean any medically determinable physical or mental impairment that can reasonably be expected to result in death or that has lasted or can reasonably be expected to last for a continuous period of not less than twelve
(12) months and renders Executive unable to perform effectively his services pursuant to this Agreement.

      4.5   CHANGE IN CONTROL.

            (a) Should there occur a Change in Control (as defined below) and if within three (3) months before the Change in Control or thirteen (13) months following

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the Change in Control either (i) Executive's employment under this Agreement is terminated without Cause or (ii) Executive terminates his employment pursuant to this Agreement as a result of an event constituting a Constructive Termination, then, in exchange for executing and delivering the Transition Agreement, Executive shall be entitled to all of the benefits set forth therein, except that (i) the payments of salary and bonus described in Section 5 of that Agreement shall equal two (2) years of Executive's Base Salary and Target Bonus at the level in effect on the Transition Commencement Date (as defined in such agreement) or, if greater, at the highest level in effect at any time during the term of this Agreement; and (ii) all of the unvested options and other stock awards outstanding and held by Executive on the Transition Commencement Date shall immediately vest and become exercisable in full on the Transition Commencement Date.

            (b) For purposes of this Section 4.5, a Change in Control shall be deemed to occur upon the consummation of any one of the following events:

                  (i) any "person" (as such term is used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the "beneficial owner" (as defined in Rule 13d-3 of that Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company's then outstanding voting securities; or

                  (ii) a change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors ("Incumbent Directors" means directors who either (A) are directors of the Company as of the Effective Date, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a

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                        majority of the Incumbent Directors at the time of such
                        election or nomination, but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Board);

                  (iii) the consummation of a merger or consolidation of the
                        Company with any other corporation, other than a merger or consolidation in which the holders of the Company's outstanding voting securities immediately prior to such merger or consolidation receive, in exchange for their voting securities of the Company in consummation of such merger or consolidation, securities possessing at least fifty percent (50%) of the total voting power represented by the outstanding voting securities of the surviving entity (or parent thereof) immediately after such merger or consolidation; or

                  (iv) the consummation of the sale or disposition by the Company of all or substantially all the Company's assets.

      4.6 TERMINATION FOR CAUSE, ON ACCOUNT OF DEATH, PERMANENT DISABILITY, OR VOLUNTARY TERMINATION. In the event Executive's employment is terminated for Cause, or on account of death or Permanent Disability, or Executive voluntarily terminates his employment with the Company other than in connection with a Constructive Termination, then:

            (a) Executive will be paid only (a) any earned but unpaid Base Salary and any outstanding expense reimbursements submitted and approved pursuant to Section 3.1 hereof, (b) any amount owed to Executive pursuant to Sections 2.3 and 3.3 hereof, and (c) other unpaid vested amounts or benefits under the compensation,

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incentive and benefit plans of the Company in which Executive participates, in each case under this clause (c) as of the effective date of such termination;
and

            (b) Executive shall not become a party to the Transition Agreement and shall not be bound by any of the terms and provisions thereof.

5.    EXCISE TAX.

      In the event that any benefits payable to Executive pursuant to the Transition Agreement ("Termination Benefits") (i) constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), or any comparable successor provisions, and (ii) but for this Section 5 would be subject to the excise tax imposed by Section 4999 of the Code, or any comparable successor provisions (the "Excise Tax"), then Executive's Termination Benefits shall be either (a) provided to Executive in full, or (b) provided to Executive as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, when taking into account applicable federal, state, local and foreign income and employment taxes, the Excise Tax, and any other applicable taxes, results in the receipt by Executive, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under the Excise Tax. Unless the Company and Executive otherwise agree in writing, any determination required under this
Section 5 shall be made in writing in good faith by a nationally recognized accounting firm selected by the Company (the "Accountants"). In the event of a reduction of benefits hereunder, Executive shall be given the choice of which benefits to reduce. If Executive does not provide written identification to the Company of which benefits he chooses to reduce within ten (10) days after notice of the Accountants' determination, and Executive has not disputed the Accountants' determination, then the Company shall select the benefits to be reduced. For purposes of making the calculations required by this Section 5, the Accountants may make reasonable assumptions and approximations concerning

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applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code, and other applicable legal authority. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 5. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 5.

      If, notwithstanding any reduction described in this Section 5, the Internal Revenue Service (the "IRS") determines that Executive is liable for the Excise Tax as a result of the receipt of the payment of benefits as described above, then Executive shall be obligated to pay back to the Company, within thirty (30) days after a final IRS determination or in the event that Executive challenges the final IRS determination, a final judicial determination, a portion of the payment equal to the "Repayment Amount." The Repayment Amount with respect to the payment of benefits shall be the smallest such amount, if any, as shall be required to be paid to the Company so that Executive's net after-tax proceeds with respect to any payment of benefits (after taking into account the payment of the Excise Tax and all other applicable taxes imposed on such payment) shall be maximized. The Repayment Amount with respect to the payment of benefits shall be zero if a Repayment Amount of more than zero would not result in Executive's net after-tax proceeds with respect to the payment of such benefits being maximized. If the Excise Tax is not eliminated pursuant to this paragraph, Executive shall pay the Excise Tax.

      Notwithstanding any other provision of this Section 5, if (1) there is a reduction in the payment of benefits as described in this Section 5, (2) the IRS later determines that Executive is liable for the Excise Tax, the payment of which would result in the maximization of Executive's net after-tax proceeds (calculated as if Executive's benefits had not previously been reduced), and (3) Executive pays the Excise Tax, then the Company shall pay to Executive those benefits which were reduced pursuant to this

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subsection as soon as administratively possible after Executive pays the Excise
Tax so that Executive's net after-tax proceeds with respect to the payment of benefits are maximized.

6.    DISPUTE RESOLUTION.

      (a) Each of the parties expressly agrees that, to the extent permitted by applicable law and to the extent that the enforceability of this Agreement is not thereby impaired, any and all disputes, controversies or claims between Executive and the Company arising under this Agreement (as opposed to the Transition Agreement), except those arising under Sections 6(d) and 9.10 hereof or under the Proprietary Information Agreement (as defined in Section 8 hereof), shall be determined exclusively by final and binding arbitration before a single arbitrator in accordance with the JAMS Arbitration Rules and Procedures, or successor rules then in effect, and that judgment upon the award of the arbitrator may be rendered in any court of competent jurisdiction. This includes, without limitation, any and all disputes, controversies, and/or claims arising out of or concerning Executive's employment by the Company as CEO or the termination of Executive's employment as CEO or this Agreement, and includes, without limitation, claims by Executive against directors, officers or employees of the Company, whether arising under theories of liability or damages based on contract, tort or statute, to the full extent permitted by law. As a material part of this agreement to arbitrate claims, the parties expressly waive all rights to a jury trial in court on all statutory or other claims. This Section 6 does not purport to limit either party's ability to recover any remedies provided for by statute, including attorneys' fees.

      (b) The arbitration shall be held in the San Jose, California metropolitan area, and shall be administered by JAMS or, in the event JAMS does not then conduct arbitration proceedings, a similarly reputable arbitration administrator. Under such proceeding, the parties shall select a mutually acceptable, neutral arbitrator from among the JAMS panel of arbitrators. Except as provided herein, the Federal Arbitration Act

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shall govern the interpretation and enforcement of such arbitration proceeding.
The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the State of California, or federal law, if California law is preempted, and the arbitrator is without jurisdiction to apply any different substantive law. The parties agree that they will be allowed to engage in adequate discovery, the scope of which will be determined by the arbitrator, consistent with the nature of the claims in dispute. The arbitrator shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure. The arbitrator shall render an award that shall include a written statement of opinion setting forth the arbitrator's findings of fact and conclusions of law. Judgment upon the award may be entered in any court having jurisdiction thereof. The parties intend this arbitration provision to be valid, enforceable, irrevocable and construed as broadly as possible.

      (c) The Company shall be responsible for payment of the arbitrator's fees as well as all administrative fees associated with the arbitration. The parties shall be responsible for their own attorneys' fees and costs (including expert fees and costs), except as provided in Section 9.14 hereof.

      (d) The parties agree, however, that damages would be an inadequate remedy for the Company in the event of a breach or threatened breach of Section
1.3 of this Agreement or any provision of the Proprietary Information Agreement (as defined in Section 8 hereof). In the event of any such breach or threatened breach, the Company may, either with or without pursuing any potential damage remedies, obtain from a court of competent jurisdiction, and enforce, an injunction prohibiting Executive from violating Section 1.3 of this Agreement or any provision of the Proprietary Information Agreement (as defined in Section 8 hereof) and requiring Executive to comply with the terms of those agreements.

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7.    COOPERATION WITH THE COMPANY AFTER TERMINATION OF THE EMPLOYMENT PERIOD.

      Following the termination of his full-time employment for any reason (other than death), Executive shall cooperate with the Company in all matters relating to the winding up of his pending work on behalf of the Company and the orderly transfer of any such pending work to other employees of the Company as may be designated by the Company. Executive also agrees to participate as a witness in any litigation or regulatory proceeding to which the Company or any of its affiliates is a party at the request of the Company upon delivery to Executive of reasonable advance notice and the Company's written obligation to reimburse Executive for all reasonable and documented expenses incurred in connection therewith. Furthermore, Executive agrees to return to the Company all property of the Company, including all hard and soft copies of records, documents, materials and files relating to confidential, proprietary or sensitive company information in his possession or control, as well as all other company-owned property in his possession or control, at the time of the termination of his full-time employment, except to the extent that the Company determines that retention of any of such property is necessary, desirable or convenient in order to permit Executive to satisfy his obligations under this
Section 7 or under the Transition Agreement, after which time Executive shall promptly return all such retained company property.

8.    PROPRIETARY INFORMATION AGREEMENT.

      Executive shall, on the Effective Date, execute and deliver to the Company an Employee Proprietary Information and Inventions Agreement, in the form attached hereto as Exhibit D (the "Proprietary Information Agreement").

9.    GENERAL.

      9.1 WAIVER. Neither party shall, by mere lapse of time, without giving notice or taking other action hereunder, be deemed to have waived any breach by the other party of any of the provisions of this Agreement. Further, the waiver by either party of a particular breach of this Agreement by the other shall neither be construed as, nor constitute, a continuing waiver of such breach or of other breaches of the same or any other provision of this Agreement.

      9.2 SEVERABILITY. If for any reason a court of competent jurisdiction or arbitrator finds any provision of this Agreement to be unenforceable, the provision shall be deemed amended as necessary to conform to applicable laws or regulations, or if it cannot be so amended without materially altering the intention of the parties, the remainder of this Agreement shall continue in full force and effect as if the offending provision were not contained herein.

      9.3 NOTICES. All notices and other communications required or permitted to be given under this Agreement must be in writing and shall be considered effective either (a) upon personal service or (b) upon delivery by facsimile and depositing such notice in the U.S. Mail, postage prepaid, return receipt requested and, if addressed to the Company, in care of the General Counsel at the Company's principal corporate address, and, if addressed to Executive, at his most recent address shown on the Company's corporate records or at any other address that Executive may specify by notice to the Company, or (c) three (3) days after depositing such notice in the U.S. Mail as described in clause (b) of this paragraph.

      9.4 COUNTERPARTS. This Agreement may be executed by facsimile and in any number of counterparts, each of which shall be deemed an original and all of which taken together constitutes one and the same instrument, and in making proof hereof it shall not be necessary to produce or account for more than one such counterpart.

      9.5 ENTIRE AGREEMENT. The parties hereto acknowledge that each has read this Agreement, understands it, and agrees to be bound by its terms. The parties further agree that this Agreement, the exhibits to this Agreement, and the documents, plans and policies referred to in this Agreement (which are hereby incorporated herein by reference) constitute the complete and exclusive statement of the agreement between the parties and supersede all proposals (oral or written), understandings, representations, conditions, covenants, and all other communications between the parties relating to the subject matter hereof.

      9.6 GOVERNING LAW. This Agreement shall be governed by the laws of the State of California, without regard to its conflict of laws principles.

      9.7 ASSIGNMENT AND SUCCESSORS. The Company shall have the right to assign its rights and obligations under this Agreement to an entity that, directly or indirectly, acquires all or substantially all of the assets of the Company. The rights and obligations of the Company under this Agreement shall inure to the benefit and shall be binding upon the successors and assigns of the Company. Executive shall not have any right to assign his obligations under this Agreement and shall only be entitled to assign his rights under this Agreement upon his death, solely to the extent permitted by this Agreement, or as otherwise agreed to by the Company.

      9.8 AMENDMENTS. This Agreement, and the terms and conditions of the matters addressed in this Agreement, may only be amended in writing executed both by the Executive and the Chairman of the Board and/or the General Counsel of the Company.

      9.9 TERMINATION AND SURVIVAL OF CERTAIN PROVISIONS. This Agreement shall terminate upon the termination of Executive's full-time employment for any reason; provided, however, that the following provisions of this Agreement shall survive its termination: the Company's and Executive's obligations under Section 7 hereof, the Company's obligations to provide compensation earned through the termination of the employment relationship, plus all reimbursements to which Executive is entitled, under Sections 2 and 3 hereof, the Company's and Executive's obligations under Section 5 hereof, the Company's and Executive's obligations enumerated in the Transition Agreement, if applicable, the Company's obligation to indemnify Executive pursuant to Section 2.5 hereof and the referenced Indemnification Agreement, the dispute resolution provisions of Section 6 hereof and, to the extent applicable, this Section 9.

      9.10 FORMER EMPLOYERS. Executive represents and warrants to the Company that he is not subject to any employment, confidentiality or other agreement or restriction that would prevent him from fully satisfying his duties under this Agreement or that would be violated if he did so. Without the Company's prior written approval, Executive will not:

            (a) disclose any proprietary information belonging to a former employer or other entity without its written permission;

            (b) contact any former employer's customers or employees to solicit their business or employment on behalf of the Company in violation of Executive's existing obligations to his former employer; or

            (c) distribute announcements about or otherwise publicize Executive's employment with the Company.

      Executive shall indemnify and hold the Company harmless from any liabilities, including reasonable defense costs, it may incur because he is alleged to have broken any of these promises or improperly revealed or used such proprietary information or to have threatened to do so, or if a former employer challenges Executive's entering into this Agreement or rendering services pursuant to it.

      9.11 DEPARTMENT OF HOMELAND SECURITY VERIFICATION REQUIREMENT. If Executive has not already done so, he will timely file all documents, if any, required by the Department of Homeland Security to verify his identity and his lawful employment in the United States. Notwithstanding any other provision of this Agreement, if Executive fails to meet any such requirements promptly after receiving a written request from the Company to do so, his employment will terminate immediately upon notice from the Company and he will not be entitled to any compensation from the

Company of any type, and, if already paid by the Company, Executive will be required to repay the sign-on bonus described in Section 2.3 hereof.

      9.12 HEADINGS. The headings of the several sections and paragraphs of this Agreement are inserted solely for the convenience of reference and are not a part of and are not intended to govern, limit or aid in the construction of any term or provision hereof.

      9.13 REIMBURSEMENT OF EXECUTIVE'S ATTORNEYS' FEES. The Company shall reimburse, as promptly as practicable after its receipt of documentation therefor, all of Executive's reasonable and documented attorneys' fees and expenses in connection with the negotiation, and execution and delivery of, this Agreement and the exhibits attached hereto.

      9.14 ATTORNEYS' FEES. In the event of any dispute, controversy, claim, litigation or arbitration arising out of or concerning Executive's employment by the Company as CEO or the termination of Executive's employment as CEO or this Agreement, the prevailing party in any such dispute, controversy, claim, litigation or arbitration shall be entitled to reasonable attorneys' fees (excluding expert fees and costs).

      9.15 TAXES AND OTHER WITHHOLDINGS. Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable hereunder all federal, state, local and foreign taxes and other amounts that are required to be withheld by applicable laws or regulations, and the withholding of any amount shall be treated as payment thereof for purposes of determining whether Executive has been paid amounts to which he is entitled.

      IN WITNESS WHEREOF, the parties have executed this Agreement on this 12th day of May, 2004.

CADENCE DESIGN SYSTEMS, INC.                    EXECUTIVE

By:________________________________             ________________________________
         R.L. Smith McKeithen                   Michael J. Fister

Title: Sr. VP & General Counsel

                                    EXHIBIT A

                       FORM OF RESTRICTED STOCK AGREEMENT

                          CADENCE DESIGN SYSTEMS, INC.
                  NONSTATUTORY INCENTIVE STOCK AWARD AGREEMENT
              ________ NONSTATUTORY EQUITY INCENTIVE PLAN ("PLAN")

Cadence Design Systems, Inc. (the "Company"), pursuant to the Plan, hereby grants you an Incentive Stock Award as set forth below. This award is subject to all of the terms and conditions set forth in this Nonstatutory Incentive Stock Award Agreement ("Agreement") and in the Incentive Stock Award Terms and the Plan located on the Cadence Stock Information Website (located at http://ess.cadence.com); provided, however, that in the event of a conflict between the terms of this Agreement and the terms of the Plan, the terms of this Agreement shall prevail.

Grantee:                                             _____________
ID Number:                                           _____________
Nonstatutory Incentive Stock Award Number:           _____________
Date of Award:                                       _____________
Vesting Commencement Date:                           _____________
Number of Shares Subject to Incentive Stock Award:   _____________

VESTING SCHEDULE:  33 1/3% of the shares vest on _________
                   33 1/3% of the shares vest on _________
                   33 1/3% of the shares vest on _________

Acceptance: Your right to the Incentive Stock will be forfeited unless you deliver to the Company a counterpart of this Agreement together with an Acknowledgment and Statement of Decision Regarding Section 83(b) Election in the form attached hereto as Exhibit A, duly executed by you and your spouse, if applicable, no later than __________, 2004, unless you have received an extension from the Company in writing.

CADENCE DESIGN SYSTEMS, INC.

By: _____________________________________

Title: ______________________________________

Date: ________ ___, 2004

ACKNOWLEDGED AND AGREED

_________________________________________
Employee

_________________________________________
Spouse

                          CADENCE DESIGN SYSTEMS, INC.
                    NONSTATUTORY INCENTIVE STOCK AWARD TERMS
                    ______ NONSTATUTORY EQUITY INCENTIVE PLAN

      Pursuant to your Nonstatutory Incentive Stock Award Agreement ("Agreement") and these Nonstatutory Incentive Stock Award Terms (collectively, your "Incentive Stock Award"), CADENCE DESIGN SYSTEMS, INC., a Delaware corporation (the "Company"), has granted you an Incentive Stock Award under its _____ Nonstatutory Equity Incentive Plan (the "Plan") for the number of shares of Incentive Stock indicated in your Agreement and subject to the restrictions indicated in your Agreement. The Plan is incorporated herein by reference. Defined terms not explicitly defined in your Incentive Stock Award but defined in the Plan shall have the same definitions as in the Plan.

      The details of your Incentive Stock Award are as follows:

1.    INCENTIVE STOCK AWARD. Subject to the provisions of Section 2 hereof and
Section 3 hereof, upon the issuance to you of Incentive Stock hereunder, you shall have all the rights of a stockholder with respect to such Incentive Stock, including the right to vote the shares and receive all dividends and other distributions paid or made with respect thereto.

2. RESTRICTIONS ON SALE OR OTHER TRANSFER. Each share of Incentive Stock awarded to you pursuant to this Agreement may not be sold or otherwise transferred except pursuant to the following provisions:

      a. The shares shall be held in book entry form with the Company's transfer agent until the restrictions set forth herein lapse in accordance with the provisions of Section 3 hereof or until the shares are forfeited pursuant to paragraph (c) of this Section 2. Notwithstanding the foregoing, you may request that stock certificates evidencing such shares be issued in your name and delivered to you, with each such certificate bearing the following legend:

      The shares of Cadence Design Systems, Inc. common stock evidenced by this certificate may not be sold or otherwise transferred except pursuant to the provisions of the Incentive Stock Agreement by and between Cadence Design Systems, Inc. and the registered owner of such shares. Additional information on the restrictions imposed under such Incentive Stock Agreement may be obtained from the Corporate Secretary of Cadence Design Systems, Inc.

      b. No such shares may be sold, transferred or otherwise alienated or hypothecated so long as such shares are subject to the restriction provided for in this Section 2.

      c. Upon your termination of employment with the Company or its subsidiaries for any reason other than those which result in a lapse of restrictions pursuant to Section 3 hereof, then any such shares as to which the foregoing restrictions have yet to lapse pursuant to Section 3 shall be forfeited by you and acquired by the Company at no cost to the Company on the date of such termination of employment, and you shall forthwith surrender and deliver to the Company any certificates evidencing such shares.

3.    LAPSE OF RESTRICTIONS

      a. The restrictions set forth in Section 2 hereof shall lapse (provided that such shares have not previously been forfeited pursuant to the provisions of paragraph (c) of Section 2 hereof) as to 33 1/3% of the total number of shares subject to this Incentive Stock Award upon Grantee's completion of each year of employment with the Company over the three-year period measured from the Vesting Commencement Date.

      b. Notwithstanding the forgoing, the restrictions set forth in Section 2 hereof shall lapse (provided that such shares have not previously been forfeited pursuant to the provisions of paragraph (c) of Section 2 hereof) upon all shares that remain subject to the foregoing restrictions if, prior to the vesting of all of the shares subject to this Incentive Stock Award pursuant to the schedule described in paragraph (a) of this Section 3, the employment of the Grantee by the Company or its subsidiaries is terminated on account of death or permanent and total disability, as determined in accordance with applicable Company personnel policies.

      c. Notwithstanding the foregoing, all or a portion of the shares subject to this Incentive Stock Award shall vest on an accelerated basis, and the restrictions set forth in Section 2 hereof shall concurrently lapse with respect to those shares, upon the termination of Grantee's employment as Chief Executive Officer of the Company under certain prescribed circumstances set forth in Section 4.5 of the Grantee's Employment Agreement with the Company, dated as of May 12, 2004, and Sections 4, 5 and 6 of the Executive Transition and Release Agreement attached as Exhibit C to such Employment Agreement.

      d. The foregoing notwithstanding, no such lapse of restriction shall become effective unless and until Grantee or Grantee's legal representative shall surrender to the Company the certificates representing such shares, if any, and upon surrender thereof the Company shall cause new certificates evidencing such shares to be issued and delivered to Grantee or Grantee's legal representative, free from the restriction provided for in Section 2 hereof or any other restrictions on the sale or other transfer of such shares. The foregoing notwithstanding, no stock certificate shall be delivered to Grantee or Grantee's legal representative as hereinabove provided unless and until Grantee or Grantee's legal representative shall have paid to the Company in cash the full amount of all federal and state withholding or other employment taxes applicable to the taxable income of Grantee resulting from the lapse of such restrictions.

4. NO RIGHTS TO CONTINUED EMPLOYMENT OR SERVICE. Nothing in the Plan or this Incentive Stock Award shall confer upon you any right to continue in the employ of the Company or its Affiliates (or to continue acting as a Consultant) or shall affect the right of the Company or its Affiliates to terminate your employment with or without cause or the right to terminate your relationship as a Consultant pursuant to the terms of your consultant agreement with the Company or its Affiliates.

5. TAX CONSEQUENCES. Set forth below is a brief summary as of the Date of Award of the some of the federal tax consequences of our grant of an Incentive Stock Award to you. THIS SUMMARY IS NECESSARILY INCOMPLETE, AND THE TAX LAWS AND REGULATIONS ARE SUBJECT TO CHANGE. YOU SHOULD CONSULT A TAX ADVISOR BEFORE MAKING ANY TAX ELECTION RELATING TO YOUR AWARD. The income tax consequences of our grant of Incentive Stock to you depend upon whether or not you make an election under section 83(b) of the Internal Revenue Code to be taxed upon grant. To make the election, you must file the statement required under section 83(b) with the Internal Revenue Service no later than 30 days after the grant of the shares to you. Once made, the election is irrevocable. A suggested form is available from the Company. Copies of the election must also be attached to your federal income tax return for the year of the grant and a copy must be provided to the Company.

      a. NO SECTION 83(b) ELECTION MADE. If you do not make the section 83(b) election, our grant of Incentive Stock to you is not a taxable event for you. Rather, recognition of taxable income is postponed until the restrictions on the shares lapse -- in other words, each time you vest in any of the shares. At each such time, you will recognize ordinary income equal to the value (the average of the high and low price of Company common stock on the New York Stock Exchange on the day the shares vest, or on the next trading day if the vesting date falls on a day that is not a trading day) of the Incentive Stock and that amount will be your basis in those shares. Any dividends with a record date prior to that time will be taxed to you as ordinary income, not as dividends, when paid. If those shares are otherwise a capital asset in your hands, any gain or loss on a subsequent sale or other taxable disposition will be capital gain or loss.

      b. SECTION 83(b) ELECTION MADE. If you make the section 83(b) election, you will recognize ordinary income at the time of our grant of Incentive Stock to you equal to the value of such shares on the date of the grant determined without regard to any of the restrictions thereon and that amount will be your basis in those shares. If those shares are subsequently forfeited before the restrictions lapse, you will be entitled to no deduction on account thereof. If those shares are otherwise a capital asset in your hands, any gain or loss on a sale or other taxable disposition after the restrictions lapse will be capital gain or loss.

6. ENFORCEMENT. This Agreement shall be construed, administered and enforced in accordance with the laws of the State of Delaware.

                                   ACCEPTANCE

      By executing the Agreement, you represent that you are familiar with the terms and provisions of the Plan and accept your Incentive Stock Award subject to all of the terms and provisions thereof. You hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Board of Directors of the Company upon any questions arising under the Plan.

                                    EXHIBIT A
                       TO INCENTIVE STOCK AWARD AGREEMENT

                    ACKNOWLEDGMENT AND STATEMENT OF DECISION
                        REGARDING SECTION 83(b) ELECTION

      The undersigned (which term includes the undersigned's spouse) has been issued ___________[NUMBER OF UNVESTED SHARES] unvested shares (the "Incentive Stock") of Common Stock of Cadence Design Systems, Inc., a Delaware corporation (the "Company"), under Section ___ of the Company's ______ Nonstatutory Equity Incentive Plan (the "Plan"), and is returning to Company a signed Nonstatutory Incentive Stock Award Agreement (the "Agreement") together with this Acknowledgment and Statement of Decision Regarding Section 83(b) Election. Capitalized terms not otherwise defined herein have the meanings set forth in the Agreement and in the Plan. The undersigned hereby states as follows:

      1. The undersigned acknowledges receipt of a copy of the Plan, the Agreement and the Nonstatutory Incentive Stock Terms (the "Terms") relating to the issuance of such Incentive Stock. The undersigned has carefully reviewed the Plan, the Agreement and the Terms.

      2.    The undersigned either [check and complete as applicable]:

            (a) ____ has consulted, and has been fully advised by, the undersigned's own tax advisor, _____________________________________, whose business address is ______________________________, regarding all federal,
                  state and local tax consequences of acquiring the Incentive Stock, including the tax rules governing the issuance, vesting and forfeiture of the Incentive Stock, advisability of making an election pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended (an "83(b) Election") and the consequences of the sale of shares to pay Withholding Obligations; or

            (b)   ____ has knowingly chosen not to consult such a tax advisor.

      3. The undersigned hereby states that the undersigned has decided [check as applicable]:

            (a) ____ to make an 83(b) Election with respect to the Incentive Stock, and will submit to the Company no later than 30 days following the date hereof an executed 83(b) Election form; or

            (b) ____ not to make an 83(b) Election with respect to the Incentive Stock.

      4. The undersigned acknowledges that, if an 83(b) Election is to be filed, he/she/they will be solely responsible for the accuracy of the information set forth in, and the tax consequences of filing, the 83(b) Election, and for properly filing such election with the Internal Revenue Service (and any other applicable taxing authority) on a timely basis and including a copy thereof in the undersigned's income tax return. In addition, the undersigned understands that the 83(b) Election must be filed no later than 30 days after the date the Incentive Stock is deemed issued, which could be as early as the date the Company provided you with the Agreement.

      5. Neither the Company nor any of its affiliates, employees, officers, directors, attorneys or accountants has made any warranty or representation to the undersigned with respect to the tax consequences of the undersigned's acquisition, holding, vesting, or forfeiture of Incentive Stock, the making or failure to make an 83(b) Election, the sale of shares to pay Withholding Obligations, or any other tax consequences pertaining to the Plan or the Agreement. THE COMPANY MAKES NO RECOMMENDATION REGARDING THE ADVISABILITY OF MAKING AN 83(b) ELECTION, BUT CAUTIONS THAT THERE ARE SIGNIFICANT TAX CONSEQUENCES THAT WOULD ARISE FROM MAKING THE ELECTION, AND THAT THE AGREEMENT SHOULD NOT BE SIGNED AND THE ELECTION SHOULD NOT BE MADE WITHOUT A COMPLETE UNDERSTANDING THOSE CONSEQUENCES. THE UNDERSIGNED ACKNOWLEDGES THAT IT IS THE UNDERSIGNED'S SOLE RESPONSIBILITY AND NOT THE COMPANY'S TO ASCERTAIN AND UNDERSTAND THE TAX CONSEQUENCES OF PARTICIPATING IN THE PLAN AND TO FILE, OR REFRAIN FROM FILING, ANY 83(b) ELECTION, EVEN IF THE UNDERSIGNED REQUESTS THE COMPANY OR ITS REPRESENTATIVES TO EXPLAIN THOSE CONSEQUENCES OR MAKE THAT FILING ON THE UNDERSIGNED'S BEHALF.

Date: ___________________________                 ______________________________
                                                  [NAME]

Date: ___________________________                 ______________________________
                                                  Spouse of [NAME]

                                    EXHIBIT B

                               INDEMNITY AGREEMENT

                               INDEMNITY AGREEMENT

      This Indemnity Agreement, dated as of May 12, 2004, is made by and between Cadence Design Systems, Inc., a Delaware corporation (the "Company"),
and,              the President and Chief Executive Officer of the Company (the
"Indemnitee").

                                    RECITALS

      A. The Company is aware that competent and experienced persons are increasingly reluctant to serve as directors or officers of corporations unless they are protected by comprehensive liability insurance or indemnification, due to increased exposure to litigation costs and risks resulting from their service to such corporations, and due to the fact that the exposure frequently bears no reasonable relationship to the compensation of such directors and officers;

      B. The statutes and judicial decisions regarding the duties of directors and officers area often difficult to apply, ambiguous, or conflicting, and therefore fail to provide such directors and officers with adequate, reliable knowledge of legal risks to which they are exposed or information regarding the proper course of action to take;

      C. Plaintiffs often seek damages in such large amounts and the costs of litigation may be so substantial (whether or not the case is meritorious), that the defense and/or settlement of such litigation is often beyond the personal resources of officers and directors;

      D. The Company believes that it is unfair for its directors and officers and the directors and officers of its subsidiaries to assume the risk of large judgments and other expenses that may be incurred in cases in which the director or officer received no personal profit and in cases where the director or officer was not culpable;

      E. The Company recognizes that the issues in controversy in litigation against a director or officer of a corporation such as the Company or a subsidiary of the Company are often related to the knowledge, motives and intent of such director or officer, that he is usually the only witness with knowledge of the essential facts and exculpating circumstances regarding such matters and that the long period of time which usually elapses before the trial or other disposition of such litigation often extends beyond the time that the director or officer can reasonably recall such matters; and may extend beyond the normal time for retirement for such director or officer with the result that he, after retirement or in the event of his death, his spouse, heirs, executors or administrators, may be faced with limited ability and undue hardship in maintaining an adequate defense, which may discourage such a director or officer from serving in that position;

      F. Based upon their experience as business managers, the Board of Directors of the Company (the "Board") has concluded that, to retain and attract individuals to serve as officers and directors of the Company and its subsidiaries and to encourage such individuals to take the business risks necessary for the success of the Company and its subsidiaries, it is necessary for the Company to contractually indemnify its officers and directors and the officers and directors of its subsidiaries in connection with claims against such persons in connection with their service, and has further concluded that the failure to provide such contractual indemnification could result in great harm to the Company and its subsidiaries and the Company's shareholders;

      G. The Company desires and has requested the Indemnitee to serve or continue to serve as a director or officer of the Company and/or the subsidiaries of the Company free from undue concern for claims for damages arising out of or related to such services to the Company and/or the subsidiaries of the Company; and

      H. The Indemnitee is willing to serve, or to continue to serve, the Company and/or the subsidiaries of the Company provided that he is furnished the indemnity provided for herein.

                                    AGREEMENT

      NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

      1.    DEFINITIONS.

            (a) COVERED PERSON. For purposes of this Agreement, a "covered person" shall include the Indemnitee and any heir, executor, administrator or other legal representative of the Indemnitee following his death or incapacity.

            (b) EXPENSES. For purposes of this Agreement, "expenses" includes all direct and indirect costs of any type or nature whatsoever (including, without limitation, all attorneys' fees and related disbursements and other out-of-pocket costs) actually and reasonably incurred by the Indemnitee in connection with either the investigation, defense or appeal of a proceeding or establishing or enforcing a right to indemnification under this Agreement,
Section 145 or otherwise.

            (c) PROCEEDING. For the purposes of this Agreement, "proceeding" means any threatened, pending, or completed action, suit or other proceeding, whether civil, criminal, administrative, investigative or any other type whatsoever, and including any of the foregoing commenced by or on behalf of the Company, derivatively or otherwise.

            (d) SUBSIDIARY. For purposes of this Agreement, "subsidiary" means any corporation of which more than 50% of the outstanding voting securities is owned directly or indirectly by the Company, and one or more other subsidiaries, or by one or more other subsidiaries.

      2. AGREEMENT TO SERVE. The Indemnitee agrees to serve and/or continue to serve the Company and/or its subsidiaries in his present capacity, so long as he is duly appointed or elected or until such time as he tenders his resignation in writing, provided, however, that nothing contained in this Agreement is intended to create any right to continued employment by Indemnitee.

      3.    MAINTENANCE OF LIABILITY INSURANCE.

            (a) The Company hereby covenants and agrees that, so long as the Indemnitee shall continue to serve as an officer or director of the Company or any of its subsidiaries, and thereafter so long as the Indemnitee shall be subject to any possible proceeding by reason of such service, the Company, subject to Section 3(b), shall use reasonable efforts to obtain and maintain in full force and effect directors' and officers' liability insurance ("D&O Insurance") in reasonable amounts from established and reputable insurers.

            (b) Notwithstanding the foregoing, the Company shall have no obligation to obtain or maintain D&O Insurance if the Company determines in good faith that such insurance is not reasonably available, the premium costs for such insurance are disproportionate to the amount of coverage provided, the coverage provided by such insurance is limited by exclusions so as to provide an insufficient benefit, or the Indemnitee is covered by similar insurance maintained by a subsidiary of the Company.

      4.    MANDATORY INDEMNIFICATION.

            (a) RIGHT TO INDEMNIFICATION. In the event a covered person was or is made a party or is threatened to be made a party to or is involved in any proceeding, by reason of the fact that the Indemnitee is or was a director, officer or employee of the Company (including any subsidiary or affiliate thereof or any constituent corporation or any of the foregoing absorbed in any merger) or is or was serving at the request of the Company (including such subsidiary, affiliate or constituent corporation) as a director, officer or employee of another corporation, or of a partnership, joint venture, trust or other entity, including service with respect to employee benefit plans, such person shall be indemnified and held harmless by the Company to the fullest extent permitted by applicable law, against all expenses, liability and loss (including, without limitation, attorneys' fees, judgments, fines, ERISA excise and other taxes and penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith. Such indemnification shall continue after the Indemnitee has ceased to serve in such capacity and shall inure to the benefit of his heirs, executors and administrators; provided, however, that except for a proceeding pursuant to
Section 7, the Company shall indemnify any such person in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Company.

            (b) EXCEPTION FOR AMOUNTS COVERED BY INSURANCE. Notwithstanding the foregoing, the Company shall not be obligated to indemnify a covered person for expenses or liabilities of any type whatsoever (including, but not limited to, judgments, fines, ERISA excise taxes or penalties, and amounts paid in settlement) which have been paid directly to such person by D&O Insurance.

            (c) PARTIAL INDEMNIFICATION. If a covered person is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of any expenses or liabilities of any type whatsoever (including, but not limited to, judgments, fines, ERISA excise taxes or penalties, and amounts paid in settlement) incurred by him in the investigation, defense, settlement or appeal of a proceeding but not entitled, however, to indemnification for all of the total amount thereof, the Company shall nevertheless indemnify such person for such total amount except as to the portion thereof to which the Indemnitee is not entitled.

      5. MANDATORY ADVANCEMENT OF EXPENSES. The Company shall pay all expenses incurred by a covered person, or in defending any such proceeding as they are incurred in advance of its final disposition; provided, however, that if the Delaware General Corporations Law then so requires, the payment of such expenses incurred in advance of the final disposition of such proceeding shall be made only upon delivery to the Company of an undertaking, by or on behalf of such covered person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to the payment of such expenses by the Company.

      6.    NOTICE AND OTHER INDEMNIFICATION PROCEDURES.

            (a) Promptly after receipt by a covered person of notice of the commencement of or the threat of commencement of any proceeding, such person shall, if such person believes that indemnification with respect thereto may be sought from the Company under this Agreement, notify the Company of the commencement or threat of commencement thereof.

            (b) If, at the time of the receipt of a notice of the commencement of a proceeding, the Company has D&O Insurance in effect, the Company shall give prompt notice of the commencement of such proceeding to the insurers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the covered person, all amounts payable as a result of such proceeding in accordance with the terms of such policies.

            (c) In the event the Company shall be obligated to advance the expenses for any proceeding against the covered person, the Company, if appropriate, shall be entitled to assume the defense of such proceeding, with counsel approved by the covered person (such approval not to be unreasonably withheld), upon the delivery to the covered person of written notice of its election so to do. After delivery of such notice, approval of such counsel by the covered person and the retention of such counsel by the Company, the Company will not be liable to the covered person under this Agreement for any fees of counsel subsequently incurred by the covered person with respect to the same proceeding, provided that (i) the covered person shall have the right to employ separate counsel in any such proceeding at the covered person's expense; and
(ii) if (A) the employment of counsel by the covered person has been previously authorized by the Company, (B) the covered person shall have reasonably concluded that there may be a conflict of interest between the Company the covered person in the conduct of any such defense of (C) the Company shall not, in fact, have employed counsel to assume the defense of such proceeding, the fees and expenses of the covered person's counsel shall be at the expense of the Company.

      7. RIGHT OF INDEMNITEE TO BRING SUIT. If a claim for indemnification or advancement of expenses hereunder is not paid in full by the Company within sixty (60) days after a written claim has been received by the Company, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the covered person may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Company to recover and advancement of expenses pursuant to the terms of an undertaking, the covered person shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by a covered person to enforce a right to indemnification hereunder (but not in a suit brought by a covered person to enforce a right to an advancement of expenses) it shall be a defense that indemnification is not permitted by applicable law, and

(ii) in any suit by the Company to recover an advancement of expenses pursuant to the terms hereof, the Company shall be entitled to recover such expenses upon a final adjudication that indemnification is not permitted by applicable law. Neither the failure of the Company (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the covered person is proper in the circumstances, nor an actual determination by the Company (including its Board of Directors, independent legal counsel or its stockholders) that indemnification is not proper, shall create a presumption that the covered person is not entitled to indemnification or, in the case of such a suit brought by a covered person, be a defense to such suit. In any suit brought by a covered person to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the covered person is not entitled to be indemnified, or to such advancement of expenses, shall be on the Company.

      8. LIMITATION OF ACTIONS AND RELEASE OF CLAIMS. No proceeding shall be brought and no cause of action shall be asserted by or on behalf of the Company or any subsidiary against the Indemnitee, his spouse, heirs, estate, executors or administrators after the expiration of one year from the act or omission of the Indemnitee upon which such proceeding is based; however, in a case where the Indemnitee fraudulently conceals the facts underlying such cause of action, no proceeding shall be brought and no cause of action shall be asserted after the expiration of one year from the earlier of (i) the date the Company or any subsidiary of the Company discovers such facts, or (ii) the date the Company of any subsidiary of the Company could have discovered such facts by the exercise of reasonable diligence. Any claim or cause of action of the Company or any subsidiary of the Company, including claims predicated upon the negligent act or omission of the Indemnitee, shall be extinguished and deemed released unless asserted by filing of a legal action within such period. This Section 8 shall not apply to any cause of action which has accrued on the date hereof and of which the Indemnitee is aware on the date hereof, but as to which the Company has no actual knowledge apart from the Indemnitee's knowledge.

      9. NON-EXCLUSIVITY. The provisions for indemnification and advancement of expenses set forth in this Agreement shall not be deemed exclusive of any other rights which the Indemnitee or any covered person may have under any provision of law, the Company's Certificate of Incorporation or Bylaws, the vote of the Company's shareholders or disinterested directors, other agreements, or otherwise, both as to action in his official capacity and to action in another capacity while occupying his position as an officer, director or employee of the Company, and the Indemnitee's right hereunder shall continue after the

Indemnitee has ceased to so act and shall inure to the benefit of any heir, executor, administrator or other legal representative of the Indemnitee.

      10. INTERPRETATION OF AGREEMENT. It is understood that the parties hereto intend this Agreement to be interpreted and enforced so as to provide indemnification to the Indemnitee to the fullest extent now or hereafter permitted by law.

      11. SEVERABILITY. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever, (i) the validity, legality and enforceability of the remaining provisions of the Agreement (including, without limitation, all portions of any paragraphs of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby, and (ii) to the fullest extent possible, the provisions of this Agreement (including, without limitation, all portions of any paragraphs of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall be construed so as to give effect to Section 10 hereof.

      12. MODIFICATION AND WAIVER. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

      13. SUCCESSORS AND ASSIGNS. The terms of this Agreement shall bind, and shall inure to the benefit of, the successors and assigns of the parties hereto.

      14. NOTICE. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed duly given (i) if delivered by hand and receipted for by the party addressee or (ii) if mailed by certified or registered mail with postage prepaid, on the third business day after the mailing date. Addresses for notice to either party are as shown on the signature page of this Agreement, or as subsequently modified by written notice.

      15. GOVERNING LAW. This Agreement shall be governed exclusively by and construed according to the laws of the State of Delaware, as applied to contracts between Delaware residents entered into and to be performed entirely with Delaware.

      16. CONSENT TO JURISDICTION. The Company and the Indemnitee each hereby irrevocably consent to the jurisdiction of the courts of the State of

Delaware for all purposes in connection with any action or proceeding which arises out of or relates to this Agreement.

      17. GENDER. Use of the masculine pronoun shall be deemed to include usage of the feminine pronoun where appropriate.

      The parties hereto have entered into this Indemnity Agreement effective as of the date first above written.

                                            CADENCE DESIGN SYSTEMS, INC.

                                            By:  _______________________________

                                            Its: _______________________________

                                            Address: ___________________________

                                                     ___________________________

                                            INDEMNITEE

                                            By:  _______________________________

                                            Address: ___________________________

                                                     ___________________________

                                    EXHIBIT C

                   EXECUTIVE TRANSITION AND RELEASE AGREEMENT

                   EXECUTIVE TRANSITION AND RELEASE AGREEMENT

      This Executive Transition and Release Agreement (this "Agreement") is entered into between Michael J. Fister ("Executive") and Cadence Design Systems, Inc., a Delaware corporation ("Cadence" or the "Company").

      1. TRANSITION COMMENCEMENT DATE. As of ((Transition Commencement Date)) (the "Transition Commencement Date"), Executive will no longer hold the position of President and Chief Executive Officer ("CEO") and will be relieved of all of Executive's authority and responsibilities in those positions. Executive will be paid (a) any earned but unpaid base salary for his services as CEO prior to the Transition Commencement Date and any outstanding expense reimbursements submitted and approved pursuant to Section 3.1 of Executive's Employment Agreement with the Company dated as of May 12, 2004 (the "Employment Agreement"); (b) any amounts owed to Executive pursuant to Sections 2.3 and 3.3 of the Employment Agreement; and (c) other unpaid vested amounts or benefits under the compensation, incentive and benefit plans of the Company in which Executive participates, in each case under this clause (c) as of the Transition Commencement Date. The payment of the foregoing amounts shall be made to Executive by not later than the next regular payroll date following the Transition Commencement Date.

      As of the first day of the month following the Transition Commencement Date, Executive will no longer participate in Cadence's medical, dental, and vision insurance plans (unless Executive elects to continue coverage pursuant to COBRA), and will not be eligible for a bonus for any services rendered after that date, except as expressly provided herein.

      2. TRANSITION PERIOD. The period from the Transition Commencement Date to the date when Executive's employment with Cadence pursuant to this Agreement terminates (the "Transition Termination Date") is called the "Transition Period" in this Agreement. Executive's Transition Termination Date will be the earliest to occur of:

            a. the date on which Executive provides Cadence with his written resignation from his employment with Cadence pursuant to this Agreement;

            b. the date on which Cadence terminates Executive's employment due to a material breach by Executive of his duties or obligations under paragraph 3(b), 3(c) or 3(d) of this Agreement, after written notice delivered to Executive identifying such breach and his failure to cure such breach, if curable, within thirty (30) days following delivery of such notice; and

            c.    one year from the Transition Commencement Date.

      3.    DUTIES AND OBLIGATIONS DURING THE TRANSITION PERIOD AND AFTERWARDS.

            a. During the Transition Period, Executive will assume the position of ((New Position Title)). In this position, Executive will render those services requested by Cadence's ((Management Representative)) on an as-needed basis. Executive's time rendering those services is not expected to exceed 20 hours per month. Executive shall not be required to perform those services on the Company's premises and shall instead be permitted to perform those services at a location determined by Executive. Except as otherwise provided in paragraph 3(b) of this Agreement, Executive's obligations hereunder will not preclude Executive from accepting and holding full-time employment elsewhere.

            b. As a Cadence ((New Position)), as well as other positions Executive may have held with Cadence, Executive has obtained extensive and valuable knowledge and information concerning Cadence's business (including confidential information relating to Cadence and its operations, intellectual property, assets, contracts, customers, personnel, plans, marketing plans, research and development plans and prospects). Executive acknowledges and agrees that it would be virtually impossible for Executive to work as an employee, consultant or advisor in the electronic design automation industry without inevitably disclosing confidential and proprietary information belonging to Cadence. Accordingly, during the Transition Period, Executive will not, directly or indirectly, provide services, whether as an employee, consultant, independent contractor, agent, sole proprietor, partner, joint venture, corporate officer or director, on behalf of any corporation, limited liability company, partnership, or other entity or person or successor thereto that (i) is listed on Exhibit A attached hereto, as modified or amended by Cadence's Board of Directors from time to time and delivered to Executive prior to the Company's termination of his employment as CEO or the Company's notifying him of such termination as CEO (or, in the event Executive terminates his employment as CEO, prior to the date on which Executive has notified the Company of his decision to terminate such employment), or (ii) is named as a competitor of Cadence in the most recent applicable document filed by Cadence before the Transition Commencement Date with the Securities and Exchange Commission that contains such information; provided, however, that the number of competitors designated pursuant to clause
(i) above shall not, when added to the competitors designated pursuant to clause
(ii) above, result in the total number of competitors being greater than ten
(10).

            c. During the Transition Period and for a period of one year following the Transition Termination Date, Executive will be prohibited, to the fullest extent allowed by applicable law, and except with the written advance approval of the then CEO or General Counsel, from voluntarily or involuntarily, for any reason whatsoever, directly or indirectly, individually or on behalf of persons or entities not now parties to this Agreement, encouraging, inducing, attempting to induce, soliciting or attempting to solicit for employment, contractor or consulting opportunities anyone who is employed at that time, or was employed during the previous one year, by Cadence or any Cadence affiliate.

            d. During the Transition Period, Executive will be prohibited, to the fullest extent allowed by applicable law, and except with the written advance approval of the then CEO or General Counsel, from directly or indirectly, individually or on behalf of persons or entities not now parties to this Agreement, intentionally and knowingly interfering or attempting to interfere with the relationship or prospective relationship of Cadence or any Cadence affiliate with any former, present or future client, customer, joint venture partner, or financial backer of Cadence or any Cadence affiliate.

            e. Executive will fully cooperate with Cadence in all matters relating to his employment, including the winding up of work performed in Executive's prior position and the orderly transition of such work to other Cadence employees. Executive also agrees to participate as a witness in any litigation or regulatory proceeding to which the Company or any of its affiliates is a party at the request of the Company upon delivery to Executive of reasonable advance notice and the Company's written commitment to reimburse Executive for all reasonable expenses incurred in connection therewith.

            f. Executive will not make any statement, written or oral, that disparages Cadence or any of its affiliates, or any of Cadence's or its affiliates' products, services, policies, business practices, employees, executives, officers or directors. The foregoing provision shall not preclude Executive from making any statements required by law.

            g. Notwithstanding paragraph 9 hereof, the parties agree that damages would be an inadequate remedy for Cadence in the event of a breach or threatened breach by Executive of paragraph 3(b), 3(c), 3(d) or 3(f) hereof. In the event of any such breach or threatened breach, Cadence may, either with or without pursuing any potential damage remedies, obtain from a court of competent jurisdiction, and enforce, an injunction prohibiting Executive from violating this Agreement and requiring Executive to comply with the terms of this Agreement.

      4. TRANSITION COMPENSATION AND BENEFITS. In consideration and compensation for Executive's services during the Transition Period, Cadence will provide the following to Executive:

            a. a monthly salary of $2,000 less applicable tax withholdings and deductions, payable in accordance with Cadence's regular payroll schedule;

            b. all of the unvested options and other outstanding stock awards held by Executive on the Transition Commencement Date that would have vested over the succeeding twenty four (24) month period had Executive continued to serve as CEO under his Employment Agreement during that period shall immediately vest and become exercisable in full on the Effective Date of this Agreement, and there shall be no further vesting of those options or stock awards during the Transition Period. This acceleration will have no effect on any other provisions of the stock awards;

            c. Executive's employment pursuant to this Agreement shall be considered a continuation of employee status and continuous service for all purposes under any stock options previously granted to Executive by the Company and outstanding on the Transition Commencement Date; and

            d. if Executive elects to continue coverage under Cadence's medical, dental, and vision insurance plans pursuant to COBRA following the Transition Commencement Date, Cadence will pay the COBRA premiums for Executive and his qualified beneficiaries during the Transition Period.

Except as so provided or as otherwise set forth in paragraph 6 hereof, Executive will receive no other compensation or benefits from Cadence in consideration of Executive's services during the Transition Period.

      5. TERMINATION PAYMENTS AND BENEFITS. In consideration for Executive's acceptance of this Agreement, Cadence will provide to Executive within or commencing within ten (10) business days after the Effective Date (as defined in paragraph 8 hereof) and after Executive has returned to the Company all hard and soft copies of records, documents, materials and files relating to confidential, proprietary or sensitive company information in his possession or control during his period of employment as CEO, as well as all other company-owned property then in his possession, the following termination payments and benefits to which Executive would not otherwise be entitled:

            a. a lump-sum payment equal to 180% of Executive's annual Base Salary at the highest rate in effect during Executive's employment as CEO, less applicable tax deductions and withholdings; and

            b. an amount equal to 180% of Executive's annual Target Bonus at the highest target rate in effect during Executive's employment as CEO, less applicable tax deductions and withholdings, payable in twelve (12) monthly pro rata installments, provided that the twelfth payment is contingent upon Executive's further execution of a Release of Claims in the form of Attachment 1 to this Agreement; provided, further, that the Company shall have no further obligation to make any monthly installments after the Transition Termination Date should such date occur pursuant to paragraph 2(a) or 2(b) hereof.

      6. CHANGE IN CONTROL. If this Agreement is executed by Executive pursuant to Section 4.5 of the Employment Agreement in connection with a Change in Control (as defined in Section 4.5 of the Employment Agreement), then the following adjustments shall be made to paragraphs 4 and 5 hereof:

            a. all of the unvested options and other outstanding stock awards held by Executive on the Transition Commencement Date shall immediately vest in full and become exercisable on the Transition Commencement Date as to all the underlying shares of the Company's common stock;

            b. the lump sump payment to be made to Executive pursuant to paragraph 5(a) hereof shall be equal to 200% of Executive's annual Base Salary at the highest rate in effect during Executive's employment as CEO, less applicable tax deductions and withholdings; and

            c. the amount to be paid to Executive pursuant to paragraph 5(b) hereof shall be equal, in the aggregate, to 200% of Executive's annual Target Bonus at the highest target rate in effect during Executive's employment as CEO, less applicable tax deductions and withholdings.

      7.    GENERAL RELEASE OF CLAIMS.

            a. Executive hereby irrevocably, fully and finally releases Cadence, its parent, subsidiaries, affiliates, directors, officers, agents and employees ("Releasees") from all causes of action, claims, suits, demands or other obligations or liabilities, whether known or unknown, suspected or unsuspected, that Executive ever had or now has as of the time that Executive signs this Agreement which relate to his hiring, his employment with the Company, the termination of his employment with the Company and claims asserted in shareholder derivative actions or shareholder class actions against the Company and its officers and Board of Directors, to the extent those derivative or class actions relate to the period during which Executive served as CEO. The claims released include, but are not limited to, any claims arising from or related to Executive's employment with Cadence, such as claims arising under (as amended) Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1974, the Americans with Disabilities Act, the Equal Pay Act, the Fair Labor Standards Act, the California Fair Employment and Housing Act, the California Labor Code, the Employee Retirement Income and Security Act of 1974 (except for any vested right Executive has to benefits under an ERISA plan), the state and federal Worker Adjustment and Retraining Notification Act, and the California Business and Professions Code; any other local, state, federal, or foreign law governing employment; and the common law of contract and tort. In no event, however, shall any claims, causes of action, suits, demands or other obligations or liabilities be released pursuant to the foregoing if and to the extent they relate to:

                  i. any amounts or benefits to which Executive is or becomes entitled to pursuant to the provisions of this Agreement (including, without limitation, paragraphs 1, 4, 5 and 6 hereof) or pursuant to the provisions designated in Section 9.9 of the Employment Agreement to survive the termination of Executive's full-time employment as CEO;

                  ii. claims for workers' compensation benefits under any of the Company's workers' compensation insurance policies or funds; and

                  iii.  claims related to Executive's COBRA rights.

            b. Executive represents and warrants that he has not filed any claim, charge or complaint against any of the Releasees.

            c. Executive acknowledges that the payments provided in this Agreement constitute adequate consideration for the release set forth in this paragraph 7.

            d. Executive intends that this release of claims cover all claims subject to this release, whether or not known to Executive. Executive further recognizes the risk that, subsequent to the execution of this Agreement, Executive may incur loss, damage or injury which Executive attributes to the claims encompassed by this release. Executive expressly assumes this risk by signing this Agreement and voluntarily and specifically waives any rights conferred by California Civil Code section 1542 which provides as follows:

      A general release does not extend to claims which the creditor does not know or suspect to exist in his favor which if known by him must have materially affected his settlement with the debtor.

            e. Executive represents and warrants that there has been no assignment or other transfer of any interest in any claim by Executive that is covered by this release.

      8. REVIEW OF AGREEMENT; REVOCATION OF ACCEPTANCE. Executive has been given at least 21 days in which to review and consider this Agreement, although Executive is free to accept this Agreement anytime within that 21-day period. Executive is advised to consult with an attorney about the Agreement. If Executive accepts this Agreement, Executive will have an additional 7 days from the date that Executive signs this Agreement to revoke that acceptance, which Executive may effect by means of a written notice sent to both the General Counsel and the Senior Vice President of Human Resources of Cadence. If this 7-day period expires without a timely revocation, this Agreement will become final and effective on the eighth day following the date of Executive's signature will be the "Effective Date" of this Agreement.

      9. ARBITRATION. Subject to paragraph 3(g) hereof, all claims, disputes, questions, or controversies arising out of or relating to this Agreement, including without limitation the construction or application of any of the terms, provisions, or conditions of this Agreement, will be resolved exclusively in final and binding arbitration in accordance with the Arbitration Rules and Procedures, or successor rules then in effect, of Judicial Arbitration & Mediation Services, Inc. ("JAMS"). The arbitration will be held in the San Jose, California, metropolitan area, and will be conducted and administered by JAMS, or in the event JAMS does not then conduct arbitration proceedings, a similarly reputable arbitration administrator. Executive and Cadence will select a mutually acceptable, neutral arbitrator from among the JAMS panel of arbitrators. Except as provided by this Agreement, the Federal Arbitration Act will govern the administration of the arbitration proceedings. The arbitrator will apply the substantive law (and the law of remedies, if applicable) of the State of California, or federal law, as applicable, and the arbitrator is without jurisdiction to apply any different substantive law. Executive and Cadence will each be allowed to engage in adequate discovery, the scope of which will be determined by the arbitrator consistent with the nature of the claim[s] in dispute. The arbitrator will have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and will apply the standards governing such motions under the Federal Rules of Civil Procedure. The arbitrator will render a written award and supporting opinion that will set forth the arbitrator's findings of fact and conclusions of law. Judgment upon the award may be entered in any court of competent jurisdiction. Cadence will pay the arbitrator's fees, as well as all administrative fees, associated with the arbitration. Each party will be responsible for paying its own attorneys' fees and costs (including expert witness fees and costs, if any), except as provided in paragraph 13 hereof.

      10. NO ADMISSION OF LIABILITY. Nothing in this Agreement will constitute or be construed in any way as an admission of any liability or wrongdoing whatsoever by Cadence or Executive.

      11. INTEGRATED AGREEMENT. This Agreement, together with the provisions designated in Section 9.9 of the Employment Agreement to survive the termination of Executive's full-time employment as CEO, is intended by the parties to be a complete and final expression of their rights and duties respecting the subject matter of this Agreement. Except as expressly provided herein, nothing in this Agreement is intended to negate Executive's agreement to abide by Cadence's policies while serving as a Cadence employee, including but not limited to Cadence's Employee Handbook, Sexual Harassment Policy and Code of Business Conduct, or Executive's continuing obligations under Executive's Employee Proprietary Information and Inventions Agreement, or any other agreement governing the disclosure and/or use of proprietary information, which Executive signed while working with Cadence or its predecessors; nor to waive any of Executive's obligations under state and federal trade secret laws.

      12. FULL SATISFACTION OF COMPENSATION OBLIGATIONS; ADEQUATE CONSIDERATION. Executive agrees that the payments and benefits provided herein, together with any payments or benefits to which Executive is or may become entitled to pursuant to the provisions of the Employment Agreement that survive the termination of Executive's full-time employment as CEO pursuant to Section
9.9 of the Employment Agreement, are in full satisfaction of all obligations of Cadence to Executive arising out of or in connection with Executive's employment through the Transition Termination Date, including, without limitation, all compensation, salary, bonuses, reimbursement of expenses, and benefits.

      13. ATTORNEYS' FEES. In the event of any dispute, controversy, claim, litigation or arbitration arising out of or concerning Executive's employment by Cadence or the termination of Executive's employment or this Agreement, the prevailing party in any such dispute, controversy, claim, litigation or arbitration shall be entitled to reasonable attorneys' fees (excluding expert fees and costs).

      14. TAXES AND OTHER WITHHOLDINGS. Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable hereunder all federal, state, local and foreign taxes and other amounts that are required to be withheld by applicable laws or regulations, and the withholding of any amount shall be treated as payment thereof for purposes of determining whether Executive has been paid amounts to which he is entitled.

      15. WAIVER. Neither party shall, by mere lapse of time, without giving notice or taking other action hereunder, be deemed to have waived any breach by the other party of any of the provisions of this Agreement. Further, the waiver by either party of a particular breach of this Agreement by the other shall neither be construed as, nor constitute, a continuing waiver of such breach or of other breaches of the same or any other provision of this Agreement.

      16. MODIFICATION. This Agreement may not be modified unless such modification is embodied in writing, signed by the party against whom the modification is to be enforced.

      17. ASSIGNMENT AND SUCCESSORS. Cadence shall have the right to assign its rights and obligations under this Agreement to an entity that, directly or indirectly, acquires all or substantially all of the assets of Cadence. The rights and obligations of Cadence under this Agreement shall inure to the benefit and shall be binding upon the successors and assigns of Cadence. Executive shall not have any right to assign his obligations under this Agreement and shall only be entitled to assign his rights under this Agreement upon his death, solely to the extent permitted by this Agreement, or as otherwise agreed to by Cadence.

      18. SEVERABILITY. In the event that any part of this Agreement is found to be void or unenforceable, all other provisions of the Agreement will remain in full force and effect.

      19. GOVERNING LAW. This Agreement will be governed and enforced in accordance with the laws of the State of California, without regard to its conflict of laws principles.

                             EXECUTION OF AGREEMENT

     The parties execute this Agreement to evidence their acceptance of it.

Dated: __________________.                      Dated:  _______________.

Michael J. Fister                               CADENCE DESIGN SYSTEMS, INC.

___________________________                     By: ____________________________
                                                    Name
                                                    Title

                                  ATTACHMENT 1

                                RELEASE OF CLAIMS

      1. For valuable consideration, I irrevocably, fully and finally release Cadence Design Systems, Inc. ("Cadence"), its parent, subsidiaries, affiliates, directors, officers, agents and employees from all causes of action, claims, suits, demands or other obligations or liabilities, whether known or unknown, suspected or unsuspected, that I ever had or now have as of the time that I sign this Release which relate to my hiring, my employment with Cadence, the termination of my employment with Cadence and claims asserted in shareholder derivative actions or shareholder class actions against Cadence and its officers and Board of Directors, to the extent those derivative or class actions relate to the period during which I served as CEO. The claims released include, but are not limited to, any claims arising from or related to my employment with Cadence, such as claims arising under (as amended) Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1974, the Americans with Disabilities Act, the Equal Pay Act, the Fair Labor Standards Act, the California Fair Employment and Housing Act, the California Labor Code, the Employee Retirement Income and Security Act of 1974 (except for any vested right I have to benefits under an ERISA plan), the state and federal Worker Adjustment and Retraining Notification Act, and the California Business and Professions Code; any other local, state, federal, or foreign law governing employment; and the common law of contract and tort. This Release is not intended to, and does not, encompass (i) any right to compensation or benefits that I have under my Executive Transition and Release Agreement with Cadence (including, without limitation, paragraphs 1, 4, 5 and 6 thereof) or pursuant to those provisions of my Employment Agreement dated as of May 12, 2004 with Cadence, which, pursuant to Section 9.9 of such Employment Agreement, survive the termination of my full-time employment as CEO, (ii) any claims I may have for workers' compensation benefits under any of Cadence's workers' compensation insurance policies or funds, and (iii) any claims related to my COBRA rights.

      2. I intend that this Release cover all claims subject hereto, whether or not known to me. I further recognize the risk that, subsequent to the execution of this Agreement, I may incur loss, damage or injury which I attribute to the claims encompassed by this Release. I expressly assume this risk by signing this Release and voluntarily and specifically waive any rights conferred by California Civil Code section 1542 which provides as follows:

      A general release does not extend to claims which the creditor does not know or suspect to exist in his favor which if known by him must have materially affected his settlement with the debtor.

      3. I represent and warrant that there has been no assignment or other transfer of any interest in any claim by me that is covered by this Release.

      4. I acknowledge that Cadence has given me 21 days in which to consider this Release and advised me to consult an attorney about it. I further acknowledge that once I execute this Release, I will have an additional 7 days in which to revoke my acceptance of this Release by means of a written notice of revocation given to ________. This Release will not be final and effective until the expiration of this revocation period.

Dated: _______________________.             ____________________________________
                                                     Michael J. Fister

                                            ____________________________________
                                                        Sign Name

                                       2
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                                    EXHIBIT D

                        PROPRIETARY INFORMATION AGREEMENT